Exhibit 14

Execution Version

September 25, 2019

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Re:	Standstill Agreement in Connection with the Proposal by Blackstone Infrastructure Partners to Acquire All Outstanding Publicly-Held Class A Shares of Tallgrass Energy, LP

Ladies and Gentlemen:

In connection with the proposal by Blackstone Infrastructure Advisors L.L.C. (“Blackstone”), on behalf of Blackstone Infrastructure Partners, its partners and affiliates, as set forth in the letter from the Sponsor dated August 27, 2019 (the “Proposal Letter”), to acquire for cash all of the outstanding Class A Shares (the “Class A Shares”) of Tallgrass Energy, LP (the “Partnership”) not already owned by the Sponsor (the “Proposed Transaction”), the Conflicts Committee of the Board of Directors (the “Conflicts Committee”) of Tallgrass Energy GP, LLC (the “General Partner”), in its capacity as general partner of the Partnership, has requested that the Sponsor enter into a standstill agreement, and the Sponsor has accordingly agreed to enter into this letter agreement, effective as of August 27, 2019 (the “Effective Date”). Blackstone, together with its controlled affiliates (including, for the avoidance of doubt, Prairie Non-ECI Acquiror LP, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP, Prairie Secondary Acquiror L.P. and Prairie Secondary Acquiror E L.P.), but expressly excluding the General Partner, the Partnership and their respective subsidiaries and controlled affiliates is referred to herein as the “Sponsor.”

1. Standstill Agreement. The Sponsor agrees that it shall not, and since the Effective Date has not, directly or indirectly, without the prior written consent of the Conflicts Committee, in any manner:

(a) acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by the Proposal Letter), any additional securities or property of or interests in the Partnership or any of its subsidiaries, or any rights or options to acquire any such securities, property or interests;

(b) enter into, or make any proposal or offer with respect to (except as contemplated by the Proposal Letter), any merger, consolidation, business combination, reorganization or similar transaction involving the Partnership or any of its subsidiaries;

(c) amend or propose to amend the certificate of formation or the Second Amended and Restated Agreement of Limited Partnership of the Partnership, the certificate of formation or the Third Amended and Restated Limited Liability Company Agreement of the General Partner, or the organizational documents of any subsidiary of the Partnership;

(d) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote or consent, or enter into or seek to enter into any agreement, arrangement or understanding with, or seek to advise or influence, another person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in the Partnership or any of its subsidiaries;

(e) cause the General Partner or the Partnership or any of its subsidiaries to issue any additional securities or interests (other than the issuance of securities issued on account of awards outstanding under employee benefit plans existing as of the Effective Date) or to take or propose to take, directly or indirectly, any action described in clauses (a), (b), (c), or (d) above;

(f) vote in favor of, or give consent with respect to any security of or interest in the Partnership or any of its subsidiaries in favor of, any transaction, proposal, offer or amendment described in clauses (a), (b) or (c) above if such transaction, proposal, offer or amendment was not approved and recommended to security holders or interest holders by the Conflicts Committee;

(g) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of or interests in the Partnership (except to the extent that no member of such “group” beneficially owns any securities of or interests in the Partnership that are not already beneficially owned by the Sponsor as of the Effective Date);

(h) provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction, other than the Proposed Transaction, that would violate or contribute to a violation of this Agreement;

(i) disclose any intention, plan or arrangement inconsistent with the foregoing;

(j) disclose to any person, other than any Representative (as defined below), any undisclosed terms or conditions of the Proposed Transaction;

(k) propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other person in connection with any of the foregoing; or

(l) propose or agree to eliminate the Conflicts Committee, revoke or diminish its authority, or remove or cause the removal of any director that is a member of the Conflicts Committee;

provided, that, nothing in this Section 1 shall restrict the ability of Sponsor, any of its affiliates, or any of their respective directors, officers, employees, agents, equityholders and advisors (including financial advisors, attorneys, accountants and other consultants, and potential financing sources) (collectively, “Representatives”) from (i) privately making any proposal with respect to and privately negotiating the terms of the Proposed Transaction or any alternative thereto with the Conflicts Committee, (ii) privately disclosing or discussing any information regarding the Proposed Transaction or any alternative thereto being negotiated with the Conflicts Committee to any Representative of Sponsor or any of its affiliates, or negotiating or entering into any agreements or arrangements with any such person with respect to the Proposed Transaction or any alternative thereto being discussed with the Conflicts Committee, or (iii) disclosing any information that Sponsor determines, based upon the advice of outside counsel, is required by applicable law, rules, regulations or other applicable legal process or requested by a governmental authority; provided, further, that clauses (d) and (g) above shall not limit or otherwise restrict any action taken by the Sponsor at any time after the Effective Date to vote or give consent with respect to securities of or interests in the Partnership held by the Sponsor of record on the Effective Date in a manner which does not otherwise violate this letter agreement. The prohibitions contained in this Section 1 shall terminate on the earliest of (A) 120 days from the Effective Date; (B) the entry into a definitive agreement related to the Proposed Transaction that the Conflicts Committee shall have approved and which contains provisions similar to the prohibitions contained in Section 1 that are effective until the conclusion of the vote of the limited partners of the Partnership on the Proposed Transaction; (C) the date on which the Conflicts Committee determines, in its sole discretion, to discontinue discussions with respect to the Proposed Transaction and the Conflicts Committee makes a public announcement with respect thereto; (D) the date on which the Sponsor determines, in its sole discretion, to discontinue discussions with respect to the Proposed Transaction and the Sponsor makes a public announcement with respect thereto; provided that such date shall not be prior to 60 days from the Effective Date; or (E) the date on which the Conflicts Committee and the Sponsor publicly announce their mutual agreement to discontinue discussions with respect to the Proposed Transaction. The term “person” as used in this letter agreement shall be broadly interpreted to include any governmental representative, authority or tribunal, and any corporation, partnership, limited liability company, group, individual or other entity.

2. Third Party Beneficiaries. This letter agreement is for the benefit of the Conflicts Committee and the Partnership, which is a third party beneficiary of this letter agreement. The Sponsor agrees that the Conflicts Committee may enforce this letter agreement not only for itself, but also for the benefit of the Partnership.

3. Consequences of Breach. The Sponsor understands and agrees that money damages would be an inadequate remedy for any actual or threatened breach of this letter agreement by the Sponsor, and, without prejudice to any other rights and remedies otherwise available to the Conflicts Committee or the Partnership, the Sponsor agrees, in the event of an actual or threatened breach, that the Conflicts Committee may seek equitable relief, including injunctive relief and specific performance. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Sponsor of this letter agreement, but shall be in addition to all other remedies available at law or in equity. The Sponsor further acknowledges and agrees that no failure or delay by the Conflicts Committee in exercising any right, power or privilege hereunder shall operate as a waiver thereof or the exercise of any other right, power or privilege hereunder.

4. Entire Agreement. This letter agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

5. GOVERNING LAW AND VENUE. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF

TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Any action, suit or proceeding between the parties hereto may be brought only in, and the parties hereby irrevocably submit to the personal jurisdiction of, the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this letter agreement, and in respect of the transactions contemplated by this letter agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts.

6. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Assignment; Successors. Neither this letter agreement, nor the rights, benefits or obligations hereunder, shall be assignable by operation of law or otherwise. Subject to the preceding sentence, this letter agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties. Any purported assignment in violation of this letter agreement shall be null and void.

8. Severability. The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this letter agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this letter agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9. Counterparts. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

10. No Presumption Against Drafting Party. The parties have participated jointly in negotiating and drafting this letter agreement. In the event that an ambiguity or a question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this letter agreement.

[Signature Page Follows]

If you are in agreement with the foregoing, please sign and return the attached copy of this letter agreement, whereupon this letter agreement shall be effective for all purposes as of the Effective Date.

Very truly yours,

The Conflicts Committee of the Board of Directors of Tallgrass Energy GP, LLC

By:	/s/ Roy N. Cook
Name:	Roy N. Cook
Title:	Chairman

Accepted and agreed to:

Blackstone Infrastructure Advisors L.L.C.

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

Signature Page to Standstill Agreement